CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 9, 2000, relating to the financial statements and financial highlights which appear in the September 30, 2000 Annual Report to Shareholders of Brandywine Fund, Inc. and Brandywine Blue Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 26, 2001